Exhibit 99.1

Cirrus Logic Announces $200 Million Share Repurchase Program

AUSTIN, Texas--(BUSINESS WIRE)--November 20, 2012--Cirrus Logic, Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, announced that its Board of Directors has authorized the repurchase of up to $200 million of the company’s common stock. The repurchases will be funded from working capital and anticipated cash from operations, and may occur from time to time depending on general market and economic conditions. The timing of the repurchases and the actual amount purchased will depend on a variety of factors including the market price of the company's shares, general market and economic conditions, and other corporate considerations. The share repurchase program is designed to comply with all applicable securities laws, and may be suspended or discontinued at any time without notice.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

CRUS-F

CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
Investor.Relations@cirrus.com